Exhibit 5.1

Consent of Independent Auditor

            We hereby consent to the incorporation by reference in amendment No. 1 to the registration statement on Form F-10 (the “Registration Statement”) of FSD Pharma Inc. and its subsidiaries (the “Company”) of our report dated May 3, 2019 relating to the consolidated financial statements of the Company for the years ended December 31, 2018 and 2017, which is part of the Registration Statement. We also consent to the reference to our firm under the caption “Auditors” in the prospectus, which is part of the Registration Statement.

McGovern Hurley LLP

/s/ McGovern Hurley LLP

Chartered Professional Accountants
Licensed Public Accountants

Toronto, Ontario
June 16, 2020